EXHIBIT 10.1

Settlement Agreement

This settlement agreement (“Settlement Agreement”) is made between Dragon Wings Communications Limited (“Dragon Wings”) a company registered in Hong Kong with registered address at Suite D, 19/F., Ritz Plaza, 122 Austin Road, Kowloon, Hong Kong and Sancon Resources Recovery, Inc. (“Sancon”) a Nevada, USA company with business address at 602 Nan Fung Tower, 173 Des Voeux Road Central, Central District, Hong Kong (“Sancon”) on the date shown herebelow. Collectively, Dragon Wings and Sancon are referred to herein as “the Parties”.

WHEREAS,

1.	in an Involuntary Petition (“the Claim”) filed with United States Bankruptcy Court, Nevada on 19 November 2010, Dragon Wings demand from Sancon payment of US$149,015.49;
2.	Sancon denies the validity of the Claim;
3.	The parties desire to enter into this Settlement Agreement upon the terms and conditions set forth herebelow.

AGREEMENT

The Parties hereto agree as follows:

1. Release and Discharge

In consideration of Sancon's agreement to make the payments in the form of common shares and share options listed in Schedule 1 herein, which shall form part of this Settlement Agreement, Dragon Wings agrees to completely release and to forever discharge Sancon of and from any and all past, present or future claims, demands, obligations, actions, rights, damages, costs, expenses and compensation which Dragon Wings now has, or which may hereafter accrue in connection to the Claim.

2. Consideration

In consideration of the release set forth above, Sancon hereby agrees to issue to Dragon Wings its common shares and share options listed in Schedule 1 herein, in form and substance acceptable to Dragon Wings within 30 days after the date of this Settlement Agreement.

3. Attorneys' Fees and costs

Each party hereto shall bear its own attorneys' fees and costs arising from and in connection with the Claim and this Settlement Agreement incurred prior to the date of execution of this Settlement Agreement.

4. Warranty of Capacity to Execute Agreement

Dragon Wings represents and warrants that no other person or entity has or has had any interest in the claims, demands, obligations, or causes of action referred to in this Settlement Agreement, except as otherwise set forth herein, and that it has not sold, assigned, transferred, conveyed or otherwise disposed of any of the claims, demands, obligations, or causes of action referred to in this Settlement Agreement.

5. Entire Agreement and Successors in Interest

This Settlement Agreement contains the entire agreement between the Parties with regard to the matters set forth herein and shall be binding upon and inure to the benefit of the executors, administrators, personal representatives, heirs, successors and assigns of each.

6. Notices.

Any notice required by this Settlement Agreement or given in connection with it, shall be in writing and shall be given to the appropriate party by personal delivery, registered mail or a recognized overnight delivery service to the address given hereinabove or any other address that either party may notify the other.

7. No Waiver.

The waiver or failure of either party to exercise in any respect any right provided in this Settlement Agreement shall not be deemed a waiver of any other right or remedy to which the party may be entitled.

1

8. Entirety of Agreement.

The terms and conditions set forth herein constitute the entire agreement between the Parties and supersede any communications or previous agreements with respect to the subject matter of this Settlement Agreement. No change can be made to this Settlement Agreement other than in writing and signed by the Parties.

9. Severability

If any term of this Settlement Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, this Settlement Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

10. Governing Law

This Settlement Agreement shall be construed and interpreted in accordance with the laws of Hong Kong SAR.

11. Additional Documents

All parties agree to cooperate fully and execute any and all supplementary documents and to take all additional actions which may be necessary or appropriate to give full force and effect to the basic terms and intent of this Settlement Agreement.

12. Effectiveness

This Settlement Agreement shall become effective on execution.

Dated: December 5, 2012

For and on behalf of

Dragon Wings Communications Limited

/s/ Wong Yee Tat________________

Wong Yee Tat, Director

For and on behalf of

Sancon Resources Recovery, Inc.

/s/ Stephen Tang ________________

Stephen Tang, Director

2

Schedule 1

In connection to Sections 1 and 2 of this Settlement Agreement, Sancon shall:

1.	issue to Dragon Wings Six Million (6,000,000) Sancon’s common shares without payment by or costs to Dragon Wings.

2.	give the option (“the Option”) to Dragon Wings to purchase Six Million (6,000,000) Sancon’s common shares (“the Option Shares”) under the following terms and conditions:

a. Option Exercise Period.

The Option may be exercised by Dragon Wings in whole or in part, at any time within 5 years from the date of this Settlement Agreement, (the “Exercise Period”).

b. Exercise Price

Dragon Wings may exercise the Option to acquire the Option Shares at US$0.01 per share (“the Exercise Price”), with dilution protection and subject to share split adjustment.

c. Exercise of Option.

Dragon Wings shall, for the purpose of exercising the Option, give to Sancon notice in writing (“the Notice”), accompanied by a bank check in the amount of the Purchase Price payable to Sancon. In lieu of payment of the Purchase Price, Dragon Wings may exercise the option by surrendering the appropriate number of share options the value of which shall be the difference between the Exercise Price and the average closing price of Sancon’s common shares in the 5 trading days before the date of the Notice.

d. Issuance of Optioned Shares.

Upon compliance by Dragon Wings with all of the terms and conditions of this Settlement Agreement and upon receipt by Sancon of (i) the Notice, and (ii) payment of the Purchase Price and/or a notice to surrender a certain number of share option, Sancon shall issue and deliver to Dragon Wings the Optioned Shares in the name of Dragon Wings or its nominee(s) together with other documents to evidence the issuance as Dragon Wings may request.

e. Assignability of Option.

Dragon Wings may sell, assign or otherwise transfer the Option or any of its rights under this Settlement Agreement without the prior written consent of Sancon.

3